UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 8, 2010
DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	1-11690	34-1723097

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 755-5500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Recent Developments
          Developers Diversified Realty Corporation (the “Company”) has not yet completed its December 31, 2009 financial statements. The Company currently expects the following financial results for the three-month period and fiscal year ended December 31, 2009:

	Estimated Range for the		Estimated Range for
	Three Months Ended		the Year Ended
	December 31, 2009		December 31, 2009

	Low	High	Low	High
Net loss per share applicable to the Company’s common shareholders — diluted (1)	$(0.47)	$(0.45)	$(2.52)	$(2.49)
Funds from operations, or FFO, per share — diluted(2)	$(0.15)	$(0.13)	$(0.92)	$(0.89)
Operating FFO per share — diluted (3)	$0.30	$0.32	$1.83	$1.85

(1)	Calculation assumes weighted average diluted shares outstanding of 196 million and 159 million for the three months and year ended December 31, 2009, respectively.

(2)	Calculation assumes weighted average diluted shares outstanding of 198 million and 160 million for the three months and year ended December 31, 2009, respectively, which includes the assumed conversion of operating partnership units.

(3)	Calculation assumes weighted average diluted shares outstanding of 203 million and 163 million for the three months and year ended December 31, 2009, respectively, which includes the assumed conversion of operating partnership units and common share equivalents relating to equity awards and warrants, which are otherwise anti-dilutive in a net loss position.
In addition, the Company expects the following financial results as of December 31, 2009:
•	total outstanding consolidated debt of approximately $5.2 billion;

•	weighted average outstanding debt maturity of approximately three years;

•	wholly-owned mortgage debt, excluding loans with extension options, maturing in 2010 of approximately $43 million;

•	unsecured debt maturing in 2010 of approximately $329 million; and

•	approximately $530 million of available borrowings under its revolving credit facilities.
          During the fourth quarter of 2009, the Company completed the following transactions:
•	closed the securitization of a $400 million, five-year loan with a blended coupon interest rate of 4.225% that is secured by a pool of 28 assets;

•	sold approximately $50.0 million of the Company’s common shares through its continuous equity program;

•	sold five shopping center properties, aggregating approximately 0.6 million square feet, which generated gross proceeds of approximately $30.5 million and recorded an aggregate loss on sale of approximately $4.0 million;

•	incurred an approximate $2.3 million net loss on land sales;

•	purchased approximately $142.5 million aggregate principal amount of the Company’s senior unsecured notes through open market purchases at a discount to par resulting in a net gain of approximately $2.7 million; and

•	redeemed the Company’s interest in the MDT US LLC joint venture and recognized a related gain of approximately $23.5 million and reduced its overall leverage by approximately $80 million.
          In addition, during the fourth quarter of 2009, the Company accomplished the following operational activities:
•	executed leases for approximately 3.0 million square feet in the combined portfolio, including 166 new leases and 306 renewals, however base rental rates on new leases and renewals decreased 4.6% overall; and

•	re-tenanted or sold over 6% of the 7.1 million square feet in the combined portfolio vacated by bankrupt retailers in late 2008 and 2009.
          In the first quarter of 2010, the Company sold approximately five million common shares for approximately $46.1 million gross proceeds through its continuous equity program, sold two assets for approximately $24.0 million and repurchased approximately $39.9 million aggregate principal amount of its senior unsecured notes through open market purchases at a gross discount to par for approximately $37.4 million through February 8, 2010.
          FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of REIT performance. Management believes that FFO and operating FFO provide additional indicators of the financial performance of a REIT. The Company also believes that FFO and operating FFO more appropriately measure its core operations and provide benchmarks to its peer group. Neither FFO nor operating FFO represents cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. The Company defines and calculates FFO as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, and those gains that represent the recapture of a previously recognized impairment charge, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company calculates operating FFO by excluding the non-operating net charges and gains described above. Other real estate companies may calculate FFO and operating FFO differently. FFO excluding the net non-operating charges and gains detailed above is useful to investors as the Company removes these net charges to analyze the results of its operations and assess performance of the core operating real estate portfolio. A reconciliation of estimated net income to estimated FFO and estimated operating FFO is presented in the following table:

	Estimated Range for		Estimated Range for
	the Three Months Ended		the Year Ended
	December 31, 2009		December 31, 2009
	(in millions)
	Low	High	Low	High
FFO:
Net loss applicable to the Company’s common shareholders	$(92)	$(88)	$(401)	$(396)
Depreciation and amortization of real estate investments	54	54	224	224
Joint venture FFO adjustments	12	12	53	53
Gain on disposition of depreciable real estate	(4)	(4)	(23)	(23)

FFO applicable to the Company’s common shareholders	$(30)	$(26)	$(147)	$(142)

Non-operating net charges and gains	91	90	445	443

Operating FFO	$61	$64	$298	$301

FFO diluted — weighted average shares outstanding	198	198	160	160
Operating FFO — weighted average shares outstanding	203	203	163	163
The Company’s estimated operating FFO excludes certain estimated non-operating net charges detailed as follows:

	Estimated Range for		Estimated Range for
	the Three Months Ended		the Year Ended
	December 31, 2009		December 31, 2009
	(in millions)
	Low	High	Low	High
Non-operating charges and gains:
Non-cash loss on equity derivative instruments related to Otto investment	$2	$2	$200	$200
Non-cash impairment charges — consolidated and equity method investments(1)	92	91	267	265
Non-cash consolidated impairment charges and loss on sales included in discontinued operations	5	5	118	118
Less portion of impairment charges and losses allocated to non-controlling interests (Mervyns)	(4)	(4)	(35)	(35)
Non-cash change in control compensation charge	—	—	15	15
Debt extinguishment costs, net loan loss reserve and other expenses offset by gain on sale of MDT units	20	20	30	30
Impairment charges, derivative (gains)/losses and losses on asset sales — equity method investments	3	3	19	19
Gain on redemption of joint venture interests	(24)	(24)	(24)	(24)
Gain on repurchases of unsecured notes	(3)	(3)	(145)	(145)

	$91	$90	$445	$443

(1)	For the fourth quarter of 2009, these charges primarily related to the Company’s investments in the various Coventry II joint ventures, as described below, and the establishment of a full reserve of $67 million relating to a loan advanced to that joint venture.

               Because the financial statements for the Company’s fourth quarter and fiscal year ended December 31, 2009 have not yet been finalized, information regarding these periods throughout this “Recent Developments” section is subject to change, including changes in reserves, impairment charges and differences arising from the use of estimates, and actual results for these periods may differ materially from these preliminary results and may be outside the estimated ranges. In addition, preliminary results for the three months and fiscal year ended December 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or any other future period.
               The preliminary financial data included in this Current Report on Form 8-K has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
               Coventry Litigation. The Company is a party to various joint ventures with Coventry Real Estate Fund II L.L.C. through which 11 existing or proposed retail properties, along with a portfolio of former Service Merchandise locations, were acquired at various times from 2003 through 2006. All properties were acquired by the joint ventures as value-add investments, with major renovation and/or ground-up development contemplated for many of these properties. The Company is generally responsible for day-to-day management of the retail properties. On November 4, 2009, Coventry Real Estate Advisors L.L.C., Coventry Real Estate Fund II L.L.C. and Coventry Fund II Parallel Fund, L.L.C. (collectively, “Coventry”) filed suit against the Company and certain of its affiliates and officers in the Supreme Court of the State of New York, County of New York. The complaint alleges that the Company: (i) breached contractual obligations under a co-investment agreement and various joint venture limited liability company agreements, project development agreements and management and leasing agreements, (ii) breached its fiduciary duties as a member of various limited liability companies, (iii) fraudulently induced the plaintiffs to enter into certain agreements and (iv) made certain material misrepresentations. The complaint also requests that a general release made by Coventry in favor of the Company in connection with one of the joint venture properties should be voided on the grounds of economic duress. The complaint seeks compensatory and consequential damages in an amount not less than $500 million as well as punitive damages. In response, the Company filed a motion to dismiss the complaint or, in the alternative, to sever the plaintiffs’ claims. The court has not yet ruled on the Company’s motion.
          On November 18, 2009, the Company filed a complaint in the Court of Common Pleas, Cuyahoga County, Ohio, seeking, among other things, a temporary restraining order enjoining Coventry from terminating “for cause” the management agreements between the Company and the various joint ventures since the Company believes that requisite conduct in a “for-cause”

termination (i.e., fraud or willful misconduct committed by one of the Company’s executives at the level of at least senior vice president) did not occur. The judge heard testimony in support of the Company’s motion (and Coventry’s opposition) and on December 4, 2009 issued a ruling in the Company’s favor. Specifically, the court issued a temporary restraining order enjoining Coventry from terminating the Company as property manager “for cause” pending further discovery in the case. The court found that the Company was likely to succeed on the merits, that immediate and irreparable injury, loss or damage will result to it in the absence of such restraint, and that the balance of equities favors injunctive relief in the Company’s favor. A trial on the Company’s request for a permanent injunction currently is scheduled for April 1, 2010.
               The Company believes that the allegations in the lawsuit filed by Coventry are without merit and that the Company has strong defenses against this lawsuit. The Company will vigorously defend itself against the allegations contained in the complaint. The Coventry lawsuit is subject to the uncertainties inherent in the litigation process and the Company cannot give assurances as to its ultimate outcome.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ David J. Oakes
David J. Oakes
Senior Executive Vice President of Finance and Chief Investment Officer

Date: February 8, 2010